Exhibit 23.1

CONSENT OFINDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-139914) and Form S-8 (File No. 333-135142) of our report dated April 15, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-2 of the Annual Report on Form 10-KSB of Security With Advanced Technology, Inc. for the year ended December 31, 2007.

/s/ GHP HORWATH, P.C.
GHP HORWATH, P.C.

Denver, Colorado
April 15, 2008